Exhibit 99.1

CANNABIS RETAILER KAYA HOLDINGS (OTCQB: KAYS) RESCHEDULES INVESTOR CONFERENCE CALL

Ft. Lauderdale, Florida: May 4, 2016 – Kaya Holdings, Inc. (OTCQB: KAYS) today updated stockholders on the filing status of its delayed Annual Report on Form 10-K for the year ended December 31, 2015 and the upcoming conference call to discuss 2015 financial results of the company and current developments.

“As previously disclosed our filing has been delayed by unforeseen complex accounting calculations required by our auditors for debt that we have on Company books. It is my understanding that the calculations have been completed and that the filing will occur within the coming week, pending final approval by our auditors,” stated Craig Frank, KAYS CEO. “Once we file our 10-K we will reschedule the conference call as we will then be able to fully discuss results of operations and other items covered in the filing.”

We also ask our stockholders to go to our website, www.kayaholdings.com and confirm their contact information utilizing the updates form located at the bottom of each page of the website so that we may provide you with any updates to the conference call or other news items on a timely basis.

About Kaya Holdings, Inc. (KAYS)

KAYS (OTCQB: KAYS) owns and operates Kaya Shack™ legal marijuana dispensaries in Oregon as well as its Kaya Farms Grow operations, which produce, distribute and/or sell premium legal cannabis products under the Company’s own brands, including flower, concentrates, and cannabis-infused baked goods and candies. KAYS is the first publicly-traded U.S. company to own and operate marijuana dispensaries and a vertically integrated legal cannabis grow and manufacturing operation.

IMPORTANT DISCLOSURE: KAYS is planning execution of its stated business objectives in accordance with current understanding of State and Local Laws and Federal Enforcement Policies and Priorities as it relates to Marijuana (as outlined in the Justice Department's Cole Memo dated August 29, 2013), and plan to proceed cautiously with respect to legal and compliance issues. Potential investors and shareholders are cautioned that AFAI and MJAI will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana products, engaging in said activities or acquiring existing Cannabis production/sales operations). Advice of counsel with regard to specific activities of KAYS, Federal, State or Local legal action or changes in Federal Government Policy and/or State and Local Laws may adversely affect business operations and shareholder value.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more information visit our website at www.kayaholdings.com or contact Investor Relations at 561-210-7664